UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 18, 2022

KB HOME

(Exact name of registrant as specified in its charter)

Delaware	1-9195	95-3666267
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10990 Wilshire Boulevard, Los Angeles, California 90024

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (310) 231-4000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock (par value $1.00 per share)	KBH	New York Stock Exchange
Rights to Purchase Series A Participating Cumulative Preferred Stock		New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On February 18, 2022, KB Home (“Company”) entered into a fourth amended and restated revolving loan agreement with the lenders party thereto (“Lenders”) that increases the commitment under the Company’s unsecured revolving credit facility (as amended, “Fourth Amended Credit Facility”) from $800.0 million to $1.09 billion and extends its maturity from October 7, 2023 to February 18, 2027. Under certain circumstances, the aggregate maximum principal amount of available loans under the Fourth Amended Credit Facility may be increased to up to $1.29 billion, so long as additional Lender commitments are obtained. The Fourth Amended Credit Facility includes a $250.0 million sublimit for letters of credit. Citibank, N.A. is serving as the administrative agent for the Fourth Amended Credit Facility and is a Lender. The Fourth Amended Credit Facility replaces the Company’s prior third amended and restated revolving credit facility, which was entered into on October 7, 2019 (“Third Amended Credit Facility”).

The Company has banking relationships in the ordinary course of its business with Citibank, N.A.; Bank of America, N.A., Bank of the West, Citizens Bank, N.A., Fifth Third Bank, National Association, JPMorgan Chase Bank, N.A., and Wells Fargo Bank, National Association, which are serving as syndication agents for the Fourth Amended Credit Facility and are Lenders; Citibank, N.A., BofA Securities, Inc., Bank of the West, Citizens Bank, N.A., Fifth Third Bank, National Association, JPMorgan Chase Bank, N.A., and Wells Fargo Securities, LLC, which are serving as joint lead arrangers and joint bookrunners for the Fourth Amended Credit Facility; and with certain of the other Lenders. In addition, subject to its paying customary fees and reimbursing expenses, the Company has engaged and may in the future engage Citibank, N.A., the syndication agents, the joint lead arrangers and joint bookrunners and certain of the other Lenders and their respective affiliates to perform commercial banking, investment banking, underwriting and advisory services for and/or conduct transactions with the Company.

As with the Third Amended Credit Facility, the Fourth Amended Credit Facility contains various covenants, including financial covenants relating to tangible net worth, leverage, liquidity or interest coverage and borrowing base, as well as a limitation on investments in joint ventures and non-guarantor subsidiaries. In addition, the Fourth Amended Credit Facility contains customary events of default, subject to cure periods in certain circumstances, that would result in the termination of the commitment and permit the Lenders to accelerate payment on outstanding borrowings and require cash collateralization of letters of credit, including nonpayment of principal, interest and fees or other amounts; violation of covenants; inaccuracy of representations and warranties; cross default to certain other indebtedness; unpaid judgments; and certain bankruptcy and other insolvency events. If a change in control (as defined in the Fourth Amended Credit Facility) occurs, the Lenders may terminate the commitment and require that the Company repay outstanding borrowings under the Fourth Amended Credit Facility and cash collateralize letters of credit. Interest rates on borrowings generally will be based on either an adjusted term SOFR rate or a base rate, plus a spread ranging from 1.25% to 1.75% and from 0.25% to 0.75%, respectively, depending on the Company’s leverage ratio. Based on the Company’s leverage ratio at the closing, the commitment fee on the unused portion of the Fourth Amended Credit Facility accrues at an annual rate of 0.15%.

Borrowings under the Fourth Amended Credit Facility, which may be repaid and redrawn subject to its terms, are required to be guaranteed by certain of the Company’s subsidiaries and may be used for general corporate purposes, including permitted acquisitions. At the closing, the Company had approximately $475.0 million of loans and $8.6 million of letters of credit outstanding under the Third Amended Credit Facility. Therefore, at the closing, the Company had approximately $606.4 million available for borrowings under the Fourth Amended Credit Facility, with up to approximately $241.4 million of that amount available for the issuance of letters of credit. At the closing, the subsidiaries of the Company that were guarantors of borrowings under the Third Amended Credit Facility became guarantors of borrowings under the Fourth Amended Credit Facility.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

(a) The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 24, 2022

KB Home

By:	/s/ WILLIAM A. (TONY) RICHELIEU
William A. (Tony) Richelieu
Vice President, Corporate Secretary and Associate General Counsel

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